Exhibit 99.2

Bidz.com Announces Completion of 2.2 Million Share Stock Buy Back

CULVER CITY, Calif., Jul 22, 2010 (GlobeNewswire via COMTEX News Network) —

•  Additional 200,000 shares sold to an existing institutional investor

•  Both David Zinberg and Marina Zinberg will cancel their 10b5-1 Plans

CULVER CITY, Calif., July 22, 2010 (GLOBE NEWSWIRE) — Bidz.com (Nasdaq:BIDZ), a leading online retailer of jewelry, today announced the completion of a 2.2 million share stock buyback for $2.3 million in a privately negotiated transaction. A total of 2.4 million shares were sold by Marina Zinberg, sister of the Company’s Chief Executive Officer. The 2.2 million shares bought by the Company will be retired, thereby reducing the Company’s outstanding share count to 19.8 million. Both the Board of Directors and Management believe the buyback will serve to further enhance its future earnings per share and make its stock more attractive to own for both current and prospective investors.

Under the existing program implemented in June 2007, a total of $33.5 million has been authorized for repurchases, and to date, a total of 5.6 million shares have been repurchased for $20.8 million. The Company has approximately $12.7 million still available for additional share repurchases in open market transactions, subject to market conditions, share price and other considerations. Further, as part of such a buyback, both David Zinberg and Marina Zinberg will cancel their 10b5-1 Plans, which will take effect next week pursuant to the terms of their Plan.

Additionally, another 200,000 shares were bought by an existing institutional investor in Bidz.com.

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com’s auctions are also available in Arabic, German and Spanish. To learn more about Bidz.com visit its website at www.bidz.com. Bidz also operates Modnique, a division of Bidz.com, an exclusive private sale shopping site for members-only, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and houseware and much more at price points up to 85% below traditional retail prices. To learn more about Modnique visit its website at www.modnique.com.

Safe Harbor Statement

This press release includes forward looking statements about the Company’s estimated revenue and earnings within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including statements regarding the Company’s future financial position, business strategy and plans and objectives of management for future operations, are forward looking statements. The words “believe,” “may,”

“will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions, as they relate to the Company, are intended to identify forward looking statements. We have based these forward-looking statements largely on current expectations and projections about future events and financial trends that we believe may affect the Company’s financial condition, results of operations, business strategy and financial needs. Risks and uncertainties include that our common stock is subject to short selling and trading, and prices of our stock may be volatile; that we are subject to “prank” bidding; that we may face increasing costs to acquire new customers; the ability of the Company to attract customers to its website and offer attractive products; the ability to maintain profit levels while expanding international sales; the ability to detect fraud if we fail to maintain an effective system of internal controls; the ability to maintain our website, electronic data processing systems, and systems hardware; the ability to forecast accurately net revenue and plan for expenses; that we do not have a guaranteed supply of jewelry products and that we have a heavy concentration of inventory purchases from our top two suppliers; the ability to protect our intellectual property rights; and potential litigation and government enforcement actions that may result from our prior securities offerings and other activities. Please refer to Bidz.com’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Bidz.com undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: Bidz.com, Inc.

CONTACT:  Addo Communications, Inc.

IR Contact:

Andrew Greenebaum

310-829-5400

andrewg@addocommunications.com